InspireMD’s CGuard™ Embolic Prevention System
Featured in a Second Live Case Transmission at LINC 2018 by Leading
Interventional Cardiologists

Tel Aviv, Israel— January 31, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that its CGuard™ Embolic Prevention System (EPS) was successfully featured once again on a live case transmission at the Leipzig Interventional Course (LINC) 2018 on January 30th.

Dr. Andrej Schmidt and Dr. Matthias Ulrich from the Department of Angiology, University Hospital Leipzig, Division of Interventional Angiology, Leipzig, Germany, performed a challenging live endovascular procedure entitled, “Restenosis after CEA [surgery] left internal carotid artery,” featuring CGuard™ EPS that was transmitted real time to the congress.

The case treated was a carotid restenosis after a previous surgical endarterectomy. The angiogram confirmed a short and severe stenosis complicated with large post-surgical dilatations, affecting the common carotid.

Dr. Andrej Schmidt commented, “CGuard™ EPS is becoming an important tool for the treatment of patients with carotid artery disease. The MicroNet technology offers plaque protection and the product has no foreshortening and excellent conformability. The live case we performed today at LINC 2018 went extremely well and clearly highlights the advantages of CGuard™ EPS’ SmartFit™ technology”

“Our technology was featured prominently in not just one, but two live case transmissions at LINC 2018, one of the leading global forums in the field of vascular medicine,” commented James Barry, PhD, Chief Executive Officer of InspireMD. “Our previous live case yesterday at LINC 2018, was performed by vascular surgeons, whereas Dr. Andrej Schmidt and Dr. Matthias Ulrich are leaders in the field of interventional cardiology. Participation in such conferences is not only validation of our technology, but indicates that world renowned physicians from different clinical specialties that treat carotid artery disease are embracing CGuard™ EPS and recognizing its advantages. This example of multiple specialties conducting live transmissions using CGuard™ EPS, further supports our market expansion strategy to penetrate mainstream users within all the relevant clinical specialties through partnership with key opinion leaders in each of these specialties.”

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com